EXHIBIT 5.1

                             PILLSBURY WINTHROP LLP
                                50 Fremont Street
                             San Francisco, CA 94105
                                 (415) 983-1000


                                October 10, 2001



SJNB Financial Corp.
One North Market Street
San Jose, CA 95113


     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by SJNB Financial Corp., a California corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 30,000 shares of Common Stock of the Company (the "Shares") issuable upon the exercise of options granted by the Company under the SJNB Financial Corp. Saratoga Stock Option Plan, as amended (the "Stock Plan"). We advise you that, in our opinion, the Shares have been duly authorized and, when issued and sold in accordance with the Stock Plan and, where applicable, with stock option agreements duly authorized under the Stock Plan and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Stock Plan.

                                         Sincerely yours,


                                         /s/  PILLSBURY WINTHROP LLP